Exhibit 10.28

AFFINION GROUP

AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

Affinion Group, Inc., and its participating subsidiaries and affiliates, hereby adopt this Affinion Group Deferred Compensation Plan (the “Plan”) for the benefit of a select group of management or highly compensated employees. The Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended (and all rulings and regulations thereunder) (“ERISA”). The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Final Treasury Regulations promulgated thereunder. The Plan, as amended and restated on November 20, 2008, is effective July 1, 2006 (the “Effective Date”).

Article 1

Definitions

1.1	Account.

The bookkeeping account established for each Participant as provided in Section 5.1 hereof, consisting of the Retirement Account and the In-Service Account(s).

1.2	Administrator.

An administrative committee appointed by the Company, said committee to include at least three individuals. The Administrator shall serve as the agent for the Employers with respect to the Trust.

1.3	Affiliate.

Any person or entity that directly or indirectly controls, is controlled by or is under common control with an Employer and/or to the extent provided by the Administrator, any person or entity in which an Employer has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise; provided, however, with respect to any Account subject to Section 409A of the Code, the term “Affiliate” shall mean any member of an Employer’s control group within the meaning of Final Treasury Regulations Section 1.409A-1(h)(3), as such may be modified or amended from time to time, by applying the “at least 50 percent” provisions thereof.

1.4	Board.

The Board of Directors of the Company.

1.5	Bonus.

Bonus shall mean the amount, if any, awarded to a Participant under an Employer’s performance bonus program, long-term bonus program or other Employer bonus program.

1.6	Change-in-Control.

A “Change-in-Control” of Parent, the Company, Affinion Group, LLC or an Employer, as the case may be, shall mean the first to occur of any of the following:

(a) a change in the ownership of Parent, the Company, Affinion Group, LLC or an Employer, occurring when a person or group acquires more than 50% of the total fair market value or voting power of Parent’s, the Company’s, Affinion Group, LLC’s or an Employer’s stock or other equity interests;

(b) a change in Parent’s, the Company’s, Affinion Group, LLC’s or an Employer’s effective control, occurring: (i) when a person or group acquires or has acquired during the preceding 12-month period 35% or more of the total voting power of Parent’s, the Company’s, Affinion Group, LLC’s or an Employer’s stock or other equity interests; or (ii) a majority of members of Parent’s, the Company’s, Affinion Group, LLC’s or an Employer’s board of directors or members, as the case may be, is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the pre-existing board; or

(c) a change in ownership of a substantial portion of Parent’s, the Company’s, Affinion Group, LLC’s or an Employer’s assets, occurring when a person or group acquires or has acquired in a series of transactions during the preceding 12-month period assets totaling more than 40% of the gross fair market value of all of Parent’s, the Company’s, Affinion Group, LLC’s or an Employer’s assets.

All determinations of a Change-in-Control shall be made by the Administrator and shall be final and binding on all parties.

1.7	Claim Officer.

Shall have the meaning set forth in Section 9.2 hereof.

1.8	Code.

The Internal Revenue Code of 1986, as amended, and all legally binding rulings and regulations thereunder.

1.9	Commission.

An amount of Employer remuneration allocated to a Participant during the Plan Year as a reflection of a percentage of sales or other commission-generating endeavor undertaken by such Participant on behalf of his or her Employer and, for purposes of Deferrals, that is paid to or received by his or her Employer during the Plan Year. “Commission” shall not include any amounts deferred by a Participant under an Employer’s qualified 401(k) plan in which such Participant participates with respect to the Plan Year.

1.10	Company.

Company shall mean Affinion Group, Inc., a wholly-owned subsidiary of Parent.

1.11	Compensation.

Compensation shall mean the sum of a Participant’s Salary, Bonus and Commission, as applicable.

1.12	Deferrals.

The portion of Compensation that a Participant elects to defer in accordance with Article 3 hereof.

1.13	Deferral Election.

The separate written agreement, submitted to the Administrator, by which an Eligible Employee agrees to participate in the Plan and make Deferrals thereto.

1.14	Disability.

For purposes of Section 4.4 and Section 6.5, a Participant shall be considered disabled if the Participant would be considered disabled under his or her Employer’s long term disability plan, determined without regard to any waiting periods imposed by such plan; provided that the Participant is receiving income replacement benefits for not less than three (3) months by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. In the event such Employer no longer maintains a long term disability plan, Disability shall mean that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

1.15	Effective Date.

The date as set forth in the preamble hereof.

1.16	Eligible Employee.

An Employee shall be considered an Eligible Employee if such Employee is designated as an Eligible Employee by the Administrator. The designation of an Employee as an Eligible Employee in any year shall not confer upon such Employee any right to be designated as an Eligible Employee in any future year.

1.17	Employee.

Any person employed by an Employer.

1.18	Employer.

Each of the Company and any of its subsidiaries and affiliates that are designated by the Administrator as participating in the Plan. A list of all Employers will be maintained as an appendix to this Plan.

1.19	Employer Discretionary Contribution.

A discretionary contribution made by or on behalf of a Participant’s Employer that is credited to such Participant’s Retirement Account and/or In-Service Account(s), as applicable, in accordance with the terms of Section 3.6 hereof.

1.20	Employer Matching Contribution.

A discretionary matching contribution made by or on behalf of a Participant’s Employer that is credited to such Participant’s Retirement Account and/or In-Service Account(s), as applicable, in accordance with the terms of Section 3.5 hereof.

1.21	ERISA.

Shall have the meaning set forth in the preamble hereof.

1.22	Final Treasury Regulations.

Final Treasury Regulations shall mean the Final Treasury Regulations and all legally binding rulings promulgated under Section 409A of the Code.

1.23	In-Service Account.

One or more bookkeeping subaccounts established pursuant to Section 5.1(b) hereof.

1.24	Investment Fund or Index.

Each investment(s) that serves as a means to measure value, increases or decreases with respect to a Participant’s Retirement Account and/or In-Service Account(s), as applicable.

1.25	Parent.

Parent shall mean Affinion Group Holdings, Inc., which wholly owns the Company.

1.26	Participant.

An Eligible Employee who is a participant in the Plan as provided in Article 2.

1.27	Plan.

The Affinion Group Amended and Restated Deferred Compensation Plan, as may be amended from time to time.

1.28	Plan Year.

The initial Plan Year shall be July 1, 2006 to December 31, 2006. All future Plan Years shall be a calendar year beginning on January 1 and ending on December 31.

1.29	Re-deferral Election.

Shall have the meaning set forth in Section 6.7 hereof.

1.30	Retirement.

Retirement means a Participant’s Separation from Service for any reason with his or her Employer on or after attaining age 55.

1.31	Retirement Account.

A bookkeeping subaccount established pursuant to Section 5.1(a) hereof.

1.32	Salary.

Participant’s base salary paid at the rate in effect from time to time during a Plan Year, including any pre-tax elective deferrals thereof to any Employer-sponsored plan that includes amounts deferred under a deferral election or a qualified cash or deferred arrangement under Code Section 401(k) or cafeteria plan under Code Section 125.

1.33	Separation from Service.

A Separation from Service shall mean a “separation from service” with an Employer and its Affiliates within the meaning of Final Treasury Regulations Section 1.409A-1(h) under Code Section 409A, including the default presumptions thereof.

1.34	Special Performance Based Compensation.

Shall have the meaning set forth in Section 3.2(c)(i) hereof.

1.35	Trust.

The agreement, if any, between one or more Employers and the Trustee under which some or all of the assets of the Plan are held, administered and managed, which shall conform to the terms of IRS Rev. Proc. 92-64 and IRS Notice 2000-56.

1.36	Trustee.

The trustee of the Trust.

1.37	Years of Service.

A Participant’s “Years of Service” shall be measured by employment for the duration of a 12 month period commencing with the Participant’s date of hire and anniversaries thereof.

Article 2

Participation

2.1	Commencement of Participation.

Each Eligible Employee shall become a Participant at the earlier of the date on which his or her Deferral Election first becomes effective or the date on which an Employer contribution is first credited to his or her Retirement Account and/or In-Service Account(s), as applicable.

2.2	Loss of Eligible Employee Status.

A Participant who is no longer an Eligible Employee shall not be permitted to submit a Deferral Election for a Plan Year following the loss of Eligible Employee status, and all Deferrals for such Participant shall cease as of the completion of the Deferral Election for the current Plan Year. Amounts credited to a Participant’s Account described in Section 5.1 shall continue to be held, pursuant to the terms of the Plan and shall be distributed as provided in Article 6.

Article 3

Elections and Contributions

3.1	Deferral Elections - General.

A Participant’s Deferral Election for a Plan Year is irrevocable for that applicable Plan Year; provided, however, that a termination of such Deferral Election shall be allowed with respect to deferrals after the date of such termination if required by the terms of his or her Employer’s qualified 401(k) plan in order for the Participant to obtain a hardship withdrawal from the 401(k) plan and any later Deferral Election will be subject to the provisions governing initial deferral elections under Final Treasury Regulations Section 1.409A-2(a), that is, any later Deferral Election to defer Compensation must be made prior to the Plan Year to which such Compensation relates unless the rules applicable to Special Performance Based Compensation apply. Any amounts already deferred under the Plan shall not be made available to such Participant, except as provided in Article 6, and shall reduce such Participant’s Compensation from the Employer in accordance with the provisions of the applicable Deferral Election; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Employer as provided in Article 8. The Deferral Election, in addition to the requirements set forth below, must designate: (i) the amount of Compensation to be deferred; (ii) the time of the distribution; and (iii) the form of the distribution.

3.2	Time of Election.

A Deferral Election shall be void if it is not made in a timely manner as follows:

(a) A Deferral Election with respect to any Compensation must be submitted to the Administrator before the beginning of the Plan Year during which the amount of Compensation to be deferred will be earned.

(b) Notwithstanding the foregoing and in the discretion of the Administrator, in a year in which an Employee is first eligible to participate in the Plan (taking into account all plans required under Code Section 409A to be aggregated with the Plan), such Deferral Election shall be filed within 30 days after the date on which such Employee is first designated as an Eligible Employee, and shall apply only with respect to Compensation to be earned during the remainder of the Plan Year after such election is made, subject to those restrictions provided for in Final Treasury Regulations Section 1.409A-2(a)(7); provided, however, that if such Employee is eligible to participate in any such plan required to be aggregated for purposes of Code Section 409A with the Plan, then this Section 3.2(b) shall not apply unless otherwise permitted by Code Section 409A.

(c) Notwithstanding anything to the contrary, the Administrator may provide for a Special Performance Based Compensation (as defined below) deferral election in any Plan Year the Administrator determines such deferral election is appropriate. For purposes of this Plan:

(i) As amended from time to time by Code Section 409A and the Final Treasury Regulations, “Special Performance Based Compensation” shall mean compensation based on services performed over a period of at least twelve (12) months that is contingent on organizational or performance criteria that are not substantially certain to be met at the beginning of the service period. To the extent provided for by the Administrator, in its sole and absolute discretion, a Special Performance Based Compensation election shall be made no later than six (6) months prior to the end of the applicable service period in which the Special Performance Based Compensation is earned (e.g., June 30th with respect to a calendar year performance period); provided, that, in no event may such an election be made after such Special Performance Based Compensation has become “readily ascertainable” within the meaning of Final Treasury Regulations Section 1.409A-2(a)(8). Subjective criteria are permissible, provided the criteria relate to individual performance or performance of a group that includes the Participant and that assessment of whether the subjective criteria have been met is not made by the Participant or a Participant’s family member.

(ii) All deferrals made pursuant to this Section shall be allocated to the subaccount(s) to which the Participant directs his or her Deferrals.

3.3	Distribution Elections.

At the time a Participant makes a Deferral Election, he or she must also elect the time of the distribution by establishing a Retirement Account and/or one or more In-Service Account(s), as applicable, as provided in Section 5.1.

3.4	Additional Requirements.

The Deferral Election, subject to the limitations set forth in Section 3.1 and Section 3.2 hereof, shall comply with the following additional requirements:

(a) Deferrals may be made in whole percentages or stated dollar amounts with such limitations as determined by the Administrator. The minimum amount of Compensation deferred in any single Plan Year to a Participant’s Account shall be $5,000.

(b) The maximum amount of Salary that may be deferred each Plan Year to a Participant’s Account is fifty percent (50%) of the Participant’s Salary, subject to Section 10.16 hereof.

(c) The maximum amount of Bonus that may be deferred each Plan Year to a Participant’s Account is one-hundred percent (100%) of a Participant’s Bonus, subject to Section 10.16 hereof.

(d) The maximum amount of Commission that may be deferred each Plan Year to a Participant’s Account is one-hundred percent (100%) of a Participant’s Commission, subject to Section 10.16 hereof.

(e) As applicable, the maximum amount of Special Performance Based Compensation, as defined herein above, that may be deferred each Plan Year to a Participant’s Account is one-hundred percent (100%) of a Participant’s Special Performance Based Compensation, subject to Section 10.16 hereof.

3.5	Employer Matching Contribution.

An Employer may credit Employer Matching Contribution(s) to the Retirement Account and/or In-Service Account(s), as applicable, of each Participant employed by such Employer who makes Deferrals. The amount and timing of any Employer Matching Contribution(s) shall be decided by such Employer in its sole and absolute discretion at the time of such contribution. Such Employer shall proportionately credit the Employer Matching Contribution(s) to the same Retirement Account and/or In-Service Account(s), as applicable, to which a Participant directs his or her Deferrals according to Section 3.3 above.

3.6	Employer Discretionary Contribution.

An Employer has the right to make Employer Discretionary Contribution(s) to the Retirement Account and/or In-Service Account(s), as applicable, of some or all Participants employed by such Employer in such amount and in such manner as may be determined by such Employer. The Employer shall proportionately credit the Employer Discretionary Contribution(s) to the same Retirement Account and/or In-Service Account(s), as applicable, to which a Participant directs his or her Deferrals according to Section 3.3 above.

3.7	Crediting of Contributions.

(a) Deferrals shall be credited to a Participant’s Retirement Account and/or In-Service Account(s), as applicable, and if applicable, transferred to the Trust as soon as administratively feasible following each payroll period.

(b) Employer Matching Contribution(s), if any, shall be credited to a Participant’s Retirement Account and/or In-Service Account(s), as applicable, and if applicable, transferred to the Trust at such time as the Company shall determine.

(c) Employer Discretionary Contribution(s), if any, shall be credited to a Participant’s Retirement Account and/or In-Service Account(s), as applicable, and if applicable, transferred to the Trust at such time as the Company shall determine.

Article 4

Vesting

4.1	Vesting of Deferrals.

A Participant shall be one-hundred percent (100%) vested in his or her Retirement Account and/or In-Service Account(s), as applicable, attributable to Deferrals and any earnings or losses on the investment of such Deferrals.

4.2	Vesting of Employer Matching Contribution.

Except as otherwise provided for herein, a Participant shall have a vested right to the portion of his or her Retirement Account and/or In-Service Account(s), as applicable, attributable to Employer Matching Contribution(s) and any earnings or losses on the investment of such Employer Matching Contribution(s) according to such vesting schedule as his or her Employer shall determine at the time the Employer Matching Contribution(s) is made.

4.3	Vesting of Employer Discretionary Contribution.

Except as otherwise provided for herein, a Participant shall have a vested right to the portion of his or her Retirement Account and/or In-Service Account(s), as applicable, attributable to Employer Discretionary Contribution(s) and any earnings or losses on the investment of such Employer Discretionary Contribution(s) according to such vesting schedule as his or her Employer shall determine at the time an Employer Discretionary Contribution(s) is made.

4.4	Vesting in Event of Retirement, Disability, Death or Change-in-Control.

(a) A Participant who has a Separation from Service due to Retirement shall be fully vested in the amounts credited to his or her Account as of the date of Retirement.

(b) A Participant who has a Separation from Service due to Disability shall be fully vested in the amounts credited to his or her Account as of the date of such Separation from Service due to Disability.

(c) A Participant who dies prior to a Separation from Service shall be fully vested in the amounts credited to his or her Account as of the date of death.

(d) Upon a Change-in-Control with respect to a Participant (i.e., a Change-in-Control of (i) the Employer that employs such Participant, (ii) Affinion Group, LLC, (iii) the Company, or (iv) the Parent), the Participant shall be fully vested in the amounts credited to his or her Account as of the date of such Change-in-Control.

4.5	Amounts Not Vested.

Except as provided for in Section 4.4, any amounts credited to a Participant’s Account that are not vested at the time of his or her Separation from Service shall be forfeited.

4.6	Forfeitures.

Any forfeitures from a Participant’s Account shall continue to be held in the Trust, if applicable, shall be separately invested and shall be used to reduce succeeding Employer Matching Contributions and/or Employer Discretionary Contributions until such forfeitures have been entirely so applied. If an Employer advises the Trustee that no further Employer Matching Contributions and/or Employer Discretionary Contributions will be made or such Employer does not utilize a Trust, then such forfeitures shall be returned to such Employer.

Article 5

Accounts

5.1	Accounts.

The Administrator shall establish and maintain a bookkeeping Account and subaccounts (i.e., a Retirement Account and In-Service Account(s), as the case may be) in the name of each Participant as provided in subsection (a) and subsection (b) below, as elected by the Participant pursuant to Article 3. A Participant may have a maximum of 15 subaccounts at any time.

(a) A Participant may establish a Retirement Account by designating such in the Participant’s Deferral Election. Each Participant’s Retirement Account shall be credited with Deferrals as specified in the Participant’s Deferral Election, any Employer Matching Contributions allocable thereto, any Employer Discretionary Contribution(s) allocable thereto, and the Participant’s allocable share of any earnings or losses on the foregoing. Each Participant’s Retirement Account shall be reduced by any distributions made in addition to any federal and state tax withholding and any social security withholding tax as may be required by law at the time of the deferral or vesting, as applicable.

(b) A Participant may elect to establish one or more In-Service Account(s) by designating in such Participant’s Deferral Election the taxable year in which payment shall be made at the time the subaccount is initially established. The minimum initial deferral period for an In-Service Account shall be three (3) years; provided, however, that if a Participant has elected to receive a distribution of an Employer Matching Contribution or Employer Discretionary Contribution prior to the year in which such Employer Matching Contribution or Employer Discretionary Contribution has become vested then, notwithstanding the Participant’s election, he or she shall be deemed to have elected to defer such Employer Matching Contribution or Employer Discretionary Contribution until the first year in which such Employer Matching Contribution or Employer Discretionary Contribution has become vested pursuant to the schedule established on or before the date such contribution is made. Each of the Participant’s In-Service Accounts shall be credited with Deferrals as specified in the Participant’s Deferral Election, any Employer Matching Contributions allocable thereto, any Employer Discretionary Contributions allocable thereto, and the Participant’s allocable share of any earnings or losses on the foregoing. Each of the Participant’s In-Service Accounts shall be reduced by any distributions made in addition to any federal and state tax withholding and any social security withholding tax as may be required by law at the time of the deferral or vesting, as applicable.

(c) A Participant will receive periodic statements of his or her Account in such manner and at such time(s) as determined by the Administrator in its sole discretion.

(d) If at any time this Plan fails to meet the requirements of Code Section 409A and the Final Treasury Regulations such that the amounts deferred hereunder become taxable to Participants prior to the occurrence of a permissible distribution event under this Plan, the distribution of such amounts shall be accelerated in accordance with Final Treasury Regulation Section 1.409A-3(j)(4)(vii).

5.2	Investments, Gains and Losses.

(a) General Rule. A Participant shall elect one or more Investment Indexes for the deemed investment, subject to Section 5.2(d) below, of his or her deferred Compensation. Such Investment Indexes shall be designated by the Administrator and such elections shall be made on a form provided by, and in manner specified by, the Administrator and shall apply solely for purposes of determining the amount of earnings or losses to be credited or debited to the Retirement Account and/or In-Service Account(s), as applicable, established on behalf of such Participant by the Administrator pursuant to this Article 5. In making the Investment Index election, the Participant must specify, in whole percentages, the percentage of his or her Retirement Account and/or In-Service Account(s), as applicable, that he or she wishes to be deemed to be invested in one or more Investment Indexes.

(b) Changing an Investment Index Election. A Participant may make a new Investment Index election with respect to his or her Retirement Account and/or In-Service Account(s), as applicable, by filing a new Investment Index election form, no more than six (6) times in each Plan Year in accordance with procedures established by the Administrator.

(c) Changing Available Investment Indexes. The Administrator may, from time to time, change the Investment Indexes and increase or, upon providing notice to the affected Participants, decrease the number of Investment Indexes for purposes of this Plan.

(d) No Participant Interest in Index. Notwithstanding a Participant’s ability to designate the Investment Index in which his or her deferred Compensation shall be deemed invested, the Administrator shall have no obligation to invest any funds in accordance with the Participant’s election. The Participant’s Account shall merely be a bookkeeping entry on his or her Employer’s books, and the Participant shall not obtain any property right or interest in any Investment Index.

Article 6

Distributions

6.1	Distributions - General.

Each Participant shall designate on his or her Deferral Election the form and timing of his or her distribution by indicating the Retirement Account and/or In-Service Account(s), as

applicable, as described under Section 5.1, and by designating the manner in which payments shall be made from the choices available under Section 6.2 hereof. Notwithstanding anything to the contrary herein provided, no acceleration of the time or schedule of payments under the Plan shall occur except as permitted under this Plan, Code Section 409A(a)(3) and the Final Treasury Regulations.

6.2	Retirement and In-Service Account Distributions.

(a) Subject to Section 6.11, a Participant’s Retirement Account shall either be distributed (i) in a lump-sum no later than sixty (60) days following his or her Retirement or (ii) in substantially equal annual installments, determined in accordance with Section 6.3 below, over a period of three (3), four (4) or five (5) years, as elected by the Participant in his or her Deferral Election, commencing upon such Participant’s Retirement.

(b) Except as otherwise provided below, In-Service Account payouts shall begin on June 1 of the taxable year designated by a Participant on a properly submitted Deferral Election but no later than 60 days following such date and such payouts will be payable in either a lump-sum payment or substantially equal annual installments, determined in accordance with Section 6.3 below, over a period of up to three (3) years as elected by such Participant in his or her Deferral Election. Except as otherwise provided in Section 6.11 below, if a Participant has an In-Service Account at the time of his or her Retirement such Participant’s In-Service Account shall be distributed in (i) the manner elected under Section 6.2(a) above or, if none elected, (ii) a lump sum no later than 60 days following such Retirement. For the sake of clarity, if a Participant is receiving installment distributions from an In-Service Account as of the date of his or her Retirement and the Participant has elected that his or her Retirement Account be distributed in installments, then the installment distributions from such In-Service Account shall continue unaltered.

(c) In the event a Participant has not elected the form of distribution of his or her Retirement Account or In-Service Account at the time that his or her Deferral Election for such subaccount becomes irrevocable, the default form of payment will be a lump-sum payment, payable as set forth above.

6.3	Substantially Equal Annual Installments.

The amount of the substantially equal payments shall be determined by multiplying the amounts contained in a Participant’s Retirement Account and/or In-Service Account(s), as applicable, by a fraction, the denominator of which in the first year of payment equals the number of years over which benefits are to be paid, and the numerator of which is one (1). The amounts of the payments for each succeeding year shall be determined by multiplying the amounts contained in such Participant’s Retirement Account and/or In-Service Account(s), as applicable, as of the applicable anniversary of the payout by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one (1). Following the initial installment payment, subsequent installment payments made pursuant to this Section 6.3 shall be made on or about the applicable anniversaries of the date as of the initial installment payment. For purposes of the anti-acceleration rules and subsequent election rules of Code Section 409A, the payments due from each subaccount shall be treated as a series of separate payments.

6.4	Distributions due to other Separation from Service.

Upon a Participant’s Separation from Service (including, without limitation, due to Disability) for any reason other than Retirement or death, all vested amounts credited to his or her Account shall be paid to the Participant in a lump-sum, no later than sixty (60) days following such Separation from Service, subject to Section 6.11. For the sake of clarity, if a Participant is receiving installment distributions from an In-Service Account as of the date of his or her Separation from Service for any reason other than Retirement or death, then such In-Service Account shall be paid in a lump-sum in accordance with this Section 6.4.

6.5	[Intentionally Left Blank]

6.6	Distributions upon Death.

Upon a Participant’s death, all amounts credited to his or her Account shall be paid in a lump-sum as soon as administratively feasible, but no later than sixty (60) days following his or her date of death, to his or her beneficiary or beneficiaries, as determined under Article 7 hereof. For the sake of clarity, if a Participant is receiving installment distributions from a Retirement Account or an In-Service Account as of the date of his or her death, then such Retirement Account or In-Service Account shall be paid in a lump-sum in accordance with this Section 6.6.

6.7	Changes to Distribution Elections.

The Administrator may permit a Participant to elect to change the form and/or timing of the distribution of his or her Retirement Account and/or In-Service Account(s), as applicable, to the extent permitted and in accordance with the requirements of Code Section 409A(a)(4)(C) and Final Treasury Regulations Section 1.409A-2(b), including the requirement that: (i) an election to re-defer a scheduled distribution or an election to change a distribution payment method (herein collectively referred to as “Re-deferral Election”) may not take effect until at least 12 months after such election is filed with the Administrator; (ii) a Re-deferral Election must result in the first distribution subject to the election being made at least five (5) years after the previously elected date of distribution; and (iii) any Re-deferral Election must be filed with the Administrator at least 12 months before the first scheduled payment under the previous distribution election.

Notwithstanding any other provision contained herein, to the extent permitted by the Administrator in its sole discretion and by Section 409A of the Code (including Q&A-19(c) of IRS Notice 2005-1, 2005-2 IRB 274 (12/20/2004), the Final Treasury Regulations, IRS Notice 2006-79 and IRS Notice 2007-86), a Participant may, on or prior to December 31 of any calendar year ending on or prior to December 31, 2008, choose a new distribution date for the payment (or commencement of payment) of all or a portion of his or her amounts deferred hereunder and/or may make a new election with respect to the form of payment of his or her amounts deferred and such elections shall not be treated as a change in the form and timing of payment or an acceleration of payment in violation of Section 409A of the Code; provided, that, with respect to any election made during a particular calendar year, (a) the Participant may not make an election hereunder during such calendar year with respect to payments that, but for the election, the Participant would otherwise receive during such calendar year and (b) the Participant may not make an election hereunder during such calendar year that would cause payments to be made during such calendar year, which the Participant, but for the election, would not otherwise receive during such calendar year.

6.8	Minimum Distribution.

Subject to Section 6.11, if the balance of a Participant’s Account at the time of his or her Separation from Service for any reason is less than or equal to the limit under Final Treasury Regulations Section 1.409A-3(j)(4)(v), the Participant shall be paid his or her benefits as a single lump sum as soon as administratively feasible following said Separation from Service, but no later than the later of: (i) December 31 of the year in which his or her Separation from Service occurs; or (ii) the 15th day of the third month following his or her Separation from Service; provided, however, that the provisions of Final Treasury Regulations Section 1.409A-3(j)(4)(v) are satisfied.

6.9	Unforeseeable Emergency.

The Administrator may permit an early distribution of part or all of any deferred amounts in a Participant’s Account; provided, however, that such distribution shall be made only if the Administrator, in its sole discretion, determines that such Participant has experienced an “unforeseeable emergency.” The term “unforeseeable emergency” shall have the meaning that such term is given in Final Treasury Regulations Section 1.409A-3(i)(3). If an unforeseeable emergency is determined to exist, a distribution may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of such Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

6.10	Right of Setoff.

An Employer may, to the extent permitted by applicable law, deduct from and set off against any amounts such Employer may owe to a Participant from time to time, including amounts payable in connection with such Participant’s Account, owed as wages, fringe benefits, or other compensation owed to such Participant, such amounts as may be owed by the Participant to the Employer, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff; provided, however, that this setoff from an Account may occur only at the date on which the amount would otherwise be distributed to the Participant (as required to satisfy Code Section 409A). By electing to participate in the Plan and defer compensation hereunder, the Participant agrees to any deduction or setoff under this Section 6.10.

6.11	Limitations on Distributions to Specified Employees Upon Retirement or Separation from Service.

If at any time that Parent’s, the Company’s, Affinion Group, LLC’s, an Employer’s, or an Affiliate’s stock is publicly traded on an established securities market the Administrator determines that such Participant is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i) and the Final Treasury Regulations, as of the date of such Participant’s Retirement or other Separation from Service for any reason (other than due to such Participant’s death), then the distribution of such Participant’s Account following such Retirement or Separation from Service shall be delayed until the date that is six months following the date of such Retirement or Separation from Service, as applicable.

Article 7

Beneficiaries

7.1	Beneficiaries.

Each Participant may from time to time designate one or more persons (who may be any one or more members of such Participant’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary or beneficiaries under the Plan. Such designation shall be made on a form prescribed by the Administrator. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending his or her previous designation on a form prescribed by the Administrator. If a beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s surviving spouse, and if there is no surviving spouse, then to the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated on the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

7.2	Lost Beneficiary.

All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid. If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts may be forfeited. Any such presumption of death shall be final, conclusive and binding on all parties.

Article 8

Funding

8.1	Prohibition Against Funding.

Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Administrator, any Employer and the Participants, their beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of each Employer, subject to the claims of each such Employer’s general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of ERISA. Each Participant, and such Participant’s beneficiaries, shall be required to look to the provisions of this Plan and to such Participant’s Employer for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of such Participant’s Employer. Each applicable Employer or the Trust (if applicable) shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

8.2	Trust Provision.

Notwithstanding Section 8.1, or any other provision of this Plan to the contrary, one or more Employers may establish a Trust in order to provide Participants employed by such Employers and their beneficiaries greater assurance of payment of such Participants’ benefits under this Plan. If such Trust is established, the rights of any Participant under the Plan and Trust would be the rights of a general, unsecured creditor of such Participant’s Employer and that no right or interest of any Participant or such Participant’s beneficiaries under the Plan or Trust is transferable, assignable, or subject to alienation, anticipation, encumbrance, garnishment, attachment or execution. In addition, to the extent not inconsistent with the terms of this Plan or such Trust, the Administrator or the Trustee, as applicable, shall be permitted to establish such custodial accounts and/or custodial agreements that it determines are necessary in its sole discretion to fulfill the purposes of this Plan and such Trust.

8.3	Withholding of Employee Contributions.

The Administrator is authorized to make any and all necessary arrangements with a Participant’s Employer in order to withhold such Participant’s Deferrals under Section 3.1 hereof from his or her Compensation. The Administrator shall determine the amount and timing of such withholding.

Article 9

Claims Administration

9.1	General.

If a Participant, beneficiary or his or her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, beneficiary or his or her representative desires to dispute the decision of the Administrator, he or she must file a written notification of his or her claim with the Administrator.

9.2	Claims Procedure.

Upon receipt of any written claim for benefits, the Administrator or its delegate (the “Claim Officer”) shall be notified and shall give due consideration to the claim presented. If any Participant or beneficiary claims to be entitled to benefits under the Plan and the Claim Officer determines that the claim should be denied in whole or in part, the Claim Officer shall, in writing, notify such claimant within 90 days of receipt of the claim that the claim has been denied. The Claim Officer may extend the period of time for making a determination with respect to any claim for a period of up to 90 days; provided that the Claim Officer determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial 90 day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If the claim is denied to any extent by the Claim Officer, the Claim Officer shall furnish the claimant with a written notice setting forth:

(a) the specific reason or reasons for denial of the claim;

(b) a specific reference to the Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(d) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and

(e) an explanation of the provisions of this Article.

In the context of a claim involving a Disability determination, the initial claim determination shall be made within 45 days, and the maximum extension of time available to the Claim Officer is 30 days. Further, the information included in any denial also shall include identification of any medical or vocational experts whose advice was obtained in connection with a claim determination, whether or not their judgment was relied upon in making the determination.

9.3	Right of Appeal.

A claimant who has a claim denied wholly or partially under Section 9.2 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this section must be filed by written notice within 60 days after receipt by the claimant of the notice of denial under Section 9.2. Upon request and free of charge, the Administrator shall provide the claimant with reasonable access to all pertinent information, documents and records with respect to the claim.

9.4	Review of Appeal.

Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator determines such a hearing is necessary. In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the Administrator shall issue a written decision which shall be binding on all parties. The Administrator’s decision shall be issued within 60 days (45 days in the context of a claim involving a Disability determination) after the appeal is filed, except that the Administrator may extend the period of time for making a determination with respect to any claim for a period of up to 60 days (45 days in the context of a claim involving a Disability determination), provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial 60 day (or 45 day, as applicable) period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision.

Any decision on review by the Administrator shall be furnished to the claimant in writing and shall set forth the specific reasons for the decision and the specific Plan provisions on which the decision is based. The decision on review shall be written in a manner calculated to be understood by the claimant and, if the claim is denied, shall include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

In connection with an appeal of a claim involving a Disability determination, the Administrator shall consult with a health care professional with appropriate training and experience in the applicable field of medicine, who was not consulted in the original benefit determination, with regard to the review of an appeal of a benefit denial based on medical judgment.

9.5	Designation.

The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article. Any person so designated shall have the same authority and discretion granted to the Administrator hereunder.

Article 10

General Provisions

10.1	Administrator.

The Administrator is expressly empowered with the discretionary authority to limit the amount of Compensation that may be deferred; to establish and deposit amounts into any Trust in accordance with Section 8.2 hereof; to interpret the Plan, and to the extent consistent with Code Section 409A, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan, including any factual determinations; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from an Employer it deems necessary to determine whether an Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator. All such determinations, interpretations and constructions of the Plan by the Administrator will be final, binding and conclusive on each Employer, each Participant and his or her beneficiaries and any other interested party, unless found by a court of competent jurisdiction to be arbitrary and capricious.

10.2	No Assignment.

Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

10.3	No Employment Rights.

Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of his or her Employer, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

10.4	Incompetence.

If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the applicable Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of such Employer, the Administrator and, if applicable, the Trustee.

10.5	Other Benefits.

The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

10.6	Indemnity.

To the maximum extent permitted by applicable state law and to the extent not covered by insurance, each Employer shall indemnify and hold harmless the Claim Officer, the Administrator and each member thereof, the Board and each member thereof, and delegates of the Administrator who are employees of an Employer, against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge, in good faith, of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by an Employer or provided by such Employer under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

10.7	Expenses.

All expenses incurred in the administration of the Plan with respect to Participants employed by an Employer, whether incurred by such Employer, the Administrator or the Plan, shall be paid by such Employer.

10.8	Insolvency.

Should an Employer be considered insolvent (if applicable, as such term is defined by the Trust), such Employer, through its board of directors and chief executive officer, shall give immediate written notice of such fact to the Administrator and the Trustee, if applicable. Upon receipt of such notice, the Administrator or, if applicable, the Trustee shall cease to make any payments to Participants who were Employees of such Employer or their beneficiaries and, if applicable, the Trustee shall hold any and all assets attributable to such Employer for the benefit of the general creditors of such Employer.

10.9	Amendment, Modification, Suspension or Termination.

The Board (or a party delegated authority by the Board) may, at any time, in its sole discretion, amend, modify, suspend or terminate the Plan in whole or in part, except that no such amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account or to violate Code Section 409A and the Final Treasury Regulations. Except as may otherwise be determined by the Administrator in its sole discretion acting in accordance with Code Section 409A, in the event that this Plan is terminated, the distribution of the amounts credited to a Participant’s Account shall not be accelerated but shall be paid at such time and in such manner as determined under the terms of the Plan immediately prior to termination as if the Plan had not been terminated.

10.10	Termination Due to Payout of All Benefits.

Upon payout of all Participants’ Accounts in accordance with the terms of this Plan, the Plan shall terminate.

10.11	Construction.

All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

10.12	Governing Law.

This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, and any other applicable federal law, including Code Section 409A and the Final Treasury Regulations, and to the extent not preempted by federal law this Plan shall be governed by, construed and administered under the laws of the State of Delaware, other than choice of law principles.

10.13	Severability.

If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included herein. If the inclusion of any Employee (or Employees) as a Participant under this Plan would cause the Plan to fail to comply with the requirements of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or Code Section 409A and the Final Treasury Regulations, then the Plan shall be severed with respect to such Employee or Employees, who shall be considered to be participating in a separate arrangement.

10.14	Headings.

The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision hereof.

10.15	Terms.

Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

10.16	Tax Withholding.

An Employer (or such other payor of wages) may withhold such amounts necessary from the Compensation of a Participant employed by such Employer to satisfy any withholding obligations required by any applicable federal, state, local or foreign law or regulation. A Participant’s share of employment taxes will be withheld by his or her Employer (or such other payor of wages) from the Participant’s Compensation at the time services are performed or when such Compensation is no longer subject to a substantial risk of forfeiture rather than when the Participant ultimately receives such Compensation. The Administrator, in its sole discretion, may allow distributions under the Plan for the amounts necessary to satisfy such employment taxes.

10.17	Code Section 409A Compliance.

It is intended that this Plan comply with Code Section 409A (and any legally binding guidance promulgated under Code Section 409A, including, without limitation, the Final Treasury Regulations), and this Plan will be interpreted, administered and operated accordingly. In the event that any provision of this Plan is inconsistent with Code Section 409A or such guidance, then the applicable provisions of Code Section 409A shall supersede such inconsistent provision. In accordance with the foregoing, no Participant shall have a legally binding right to any distribution made to such Participant in error. Notwithstanding the foregoing, in no event will any of the Employers, their respective officers, directors, employees, the Administrator or the Trustee (if applicable) have any liability for failure of the Plan to satisfy Code Section 409A and none of the foregoing guarantees that the Plan complies with Code Section 409A.

IN WITNESS WHEREOF, Affinion Group, Inc. has caused this Affinion Group Amended and Restated Deferred Compensation Plan to be executed by its duly authorized officer, on this 20th day of November, 2008.

Affinion Group, Inc.

By:	/s/ Mary C. Rusterholz
Name:	Mary C. Rusterholz
Title:	Executive Vice President – Support Services

ATTEST:

By:	/s/ Todd H. Siegel
Name:	Todd H. Siegel
Title:	Executive Vice President and General Counsel

AFFINION GROUP

DEFERRED COMPENSATION PLAN

PARTICIPATING EMPLOYERS

Participating Employer	Date Participation Commenced
Affinion Group, Inc.	July 1, 2006

Affinion Group, LLC	July 1, 2006

Trilegiant Corporation	July 1, 2006

Travelers Advantage Services, Inc.	July 1, 2006

Affinion Benefits Group, LLC (fka Affinion Benefits Group, Inc. and Progency Marketing Innovations Inc.)	July 1, 2006

Trilegiant Retail Services, Inc.	July 1, 2006

Affinion Loyalty Group, Inc. (fka Trilegiant Loyalty Solutions, Inc.)	July 1, 2006

CCAA, Corporation	January 1, 2008